Exhibit 99.1

EV Energy Partners Announces First Quarter 2015 Results

HOUSTON, TX, May 11, 2015 /PRNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced results for the first quarter of 2015 and the filing of its Form 10-Q with the Securities and Exchange Commission.

First Quarter 2015 Results

Adjusted EBITDAX for the first quarter of 2015 was $53.9 million, a 4 percent decrease from the first quarter of 2014, and a 3 percent decrease from the fourth quarter of 2014. Distributable Cash Flow for the first quarter of 2015 was $26.1 million, a 9 percent decrease from the first quarter of 2014 and a 3 percent increase over the fourth quarter of 2014. The decreases in Adjusted EBITDAX and Distributable Cash Flow are primarily due to lower realized commodity prices, partially offset by lower expenses and increased EBITDAX from midstream investments. Adjusted EBITDAX and Distributable Cash Flow are Non-GAAP financial measures and are described in the attached table under “Non-GAAP Measures.”

Production for the first quarter of 2015 was 10.6 Bcf of natural gas, 241 MBbls of oil and 582 MBbls of natural gas liquids, or 172.5 MMcfe/day. This represents a 1 percent decrease from first quarter 2014 production of 174.7 MMcfe/d and a 1 percent increase over fourth quarter 2014 production of 170.9 MMcfe/day.

EVEP reported a net loss of $61.7 million, or $(1.25) per basic and diluted weighted average limited partner unit outstanding, for the first quarter of 2015. Included in net loss were the following items:

•	$58.2 million of impairment charges related to the write down of certain oil and natural gas properties due to the effects of commodity prices on expected future net cash flows;
•	$6.9 million of non-cash losses on commodity and interest rate derivatives;
•	$5.0 million of non-cash costs contained in general and administrative expenses;
•	$0.9 million of payroll tax related cash costs contained in general and administrative expenses associated with the annual vesting of phantom units during the first quarter which will not be incurred during the second through fourth quarters;
•	$0.5 million gain on the sale of oil and natural gas properties;
•	$0.4 million of dry hole and exploration costs; and
•	$0.4 million loss on the sale of investment in unconsolidated affiliates, contained in other (expense) income, net.

For the fourth quarter of 2014, EVEP reported net income of $102.4 million, or $2.03 per basic and diluted weighted average limited partner unit outstanding. For the first quarter of 2014, EVEP reported a net loss of $6.3 million, or $(0.14) per basic and diluted weighted average limited partner unit outstanding.

"For the first quarter, our production was in line with expectations, and we are making progress in working to reduce our operating and capital cost levels in this challenging commodity price environment. We look forward to closing on the $575 million sale of our interest in UEO and are aggressively pursuing future opportunities to redeploy proceeds from this sale into our core business of acquiring and developing long lived, producing oil and gas assets," said Michael Mercer, President and CEO.

Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available in the first quarter 2015 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Conference Call

As announced on April 30, 2015, EV Energy Partners, L.P. will host an investor conference call on May 11, 2015, at 9 a.m. Eastern Time (8 a.m. Central). Investors interested in participating in the call may dial 1-877-704-5378 (quote conference ID 2270993) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://ir.evenergypartners.com/events.cfm.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended March 31,
	2015	2014
Production data:
Oil (MBbls)	241	265
Natural gas liquids (MBbls)	582	550
Natural gas (MMcf)	10,588	10,836
Net production (MMcfe)	15,525	15,725
Average sales price per unit: (1)
Oil (Bbl)	$44.02	$94.21
Natural gas liquids (Bbl)	15.12	33.49
Natural gas (Mcf)	2.55	4.68
Mcfe	2.99	5.98
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.52	$1.61
Production taxes	0.11	0.22
Total	1.63	1.83
Depreciation, depletion and amortization	1.67	1.67
General and administrative expenses	0.80	0.78

(1) Prior to $31.4 million and $(5.3) million of net hedge gains (losses) on settlements of commodity derivatives for the three months ended March 31, 2015 and March 31, 2014, respectively.

Condensed Consolidated Balance Sheets
(In $ thousands, except number of units)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$10,268	$8,255
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	24,500	32,758
Related party	63	1,043
Other	4,657	4,570
Derivative asset	105,046	113,044
Other current assets	1,917	2,000
Assets held for sale	320,244	315,173
Total current assets	466,695	476,843

Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization; March 31,
2015, $862,738; December 31, 2014, $778,679	1,650,410	1,710,925
Other property, net of accumulated depreciation
and amortization; March 31, 2015, $908;
December 31, 2014, $898	1,119	1,141
Restricted cash	33,768	33,768
Long–term derivative asset	21,722	20,647
Other assets	8,568	5,879
Total assets	$2,182,282	$2,249,203

LIABILITIES AND OWNERS’ EQUITY

Current Liabilities - Accounts payable and accrued liabilities	$51,611	$47,878

Asset retirement obligations	105,201	103,832
Long–term debt	1,040,417	1,030,391
Other long–term liabilities	838	989

Commitments and contingencies

Owners’ equity:
Common unitholders - 48,871,399 units and
48,572,019 units issued and outstanding as of
March 31, 2015 and December 31, 2014,
respectively	997,468	1,077,826
General partner interest	(13,253)	(11,713)
Total owners' equity	984,215	1,066,113
Total liabilities and owners' equity	$2,182,282	$2,249,203

Condensed Consolidated Statements of Operations
(In $ thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Oil, natural gas and natural gas liquids revenues	$46,425	$94,074
Transportation and marketing–related revenues	817	1,265
Total revenues	47,242	95,339

Operating costs and expenses:
Lease operating expenses	23,524	25,395
Cost of purchased natural gas	574	970
Dry hole and exploration costs	414	318
Production taxes	1,748	3,523
Asset retirement obligations accretion expense	1,201	1,187
Depreciation, depletion and amortization	25,896	26,212
General and administrative expenses	12,415	12,298
Impairment of oil and natural gas properties	58,173	252
Gain on sales of oil and natural gas properties	(537)	(1,484)
Total operating costs and expenses	123,408	68,671

Operating (loss) income	(76,166)	26,668

Other income (expense), net:
Gain (loss) on derivatives, net	23,610	(22,995)
Interest expense	(14,135)	(12,072)
Other (expense) income, net	(196)	174
Total other income (expense), net	9,279	(34,893)

Loss from continuing operations before income taxes	(66,887)	(8,225)
Income taxes	150	255
Loss from continuing operations	(66,737)	(7,970)
Income from discontinued operations	5,070	1,717
Net loss	$(61,667)	$(6,253)

Basic and diluted earnings per limited partner unit:
Loss from continuing operations	$(1.35)	$(0.17)
Income from discontinued operations	$0.10	$0.03
Net loss	$(1.25)	$(0.14)

Weighted average limited partner units outstanding (basic and diluted)	48,795	48,537

Distributions declared per unit	$0.500	$0.772

Condensed Consolidated Statements of Cash Flows
(In $ thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(61,667)	$(6,253)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Income from discontinued operations	(5,070)	(1,717)
Asset retirement obligations accretion expense	1,201	1,187
Depreciation, depletion and amortization	25,896	26,212
Equity–based compensation cost	4,952	4,503
Impairment of oil and natural gas properties	58,173	252
Gain on sales of oil and natural gas properties	(537)	(1,484)
(Gain) loss on derivatives, net	(23,610)	22,995
Cash settlements of matured derivative contracts	30,533	(6,158)
Other	355	56
Changes in operating assets and liabilities:
Accounts receivable	9,151	(15,064)
Other current assets	82	(931)
Accounts payable and accrued liabilities	5,799	9,154
Other, net	-	(120)
Net cash flows provided by operating activities	45,258	32,632

Cash flows from investing activities:
Additions to oil and natural gas properties	(25,577)	(23,145)
Prepaid drilling costs	-	(2,032)
Proceeds from sale of oil and natural gas properties	774	7,315
Other	18	18
Net cash flows used in investing activities from continuing operations	(24,785)	(17,844)
Net cash flows used in investing activities from discontinued operations	-	(44,424)
Net cash flows used in investing activities	(24,785)	(62,268)

Cash flows from financing activities:
Long-term debt borrowings	10,000	66,000
Loan costs incurred	(3,277)	-
Contributions from general partner	91	154
Distributions paid	(25,274)	(38,696)
Other	-	(5)
Net cash flows (used in) provided by financing activities	(18,460)	27,453

Increase (decrease) in cash and cash equivalents	2,013	(2,183)
Cash and cash equivalents – beginning of period	8,255	11,698
Cash and cash equivalents – end of period	$10,268	$9,515

Non-GAAP Measures

We define Adjusted EBITDAX as net loss plus income from discontinued operations, EBITDAX from discontinued operations, income taxes, interest expense, net, cash settlements of matured interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, (gain) loss on derivatives, net, cash settlements of matured derivative contracts, non-cash equity compensation expense, impairment of oil and natural gas properties, non-cash inventory write down expense, dry hole and exploration costs, gain on sales of oil and natural gas properties, and loss on sale of investment in unconsolidated affiliates, contained in other (expense) income, net. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. We believe these financial measures may indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net loss	$(61,667)	$(6,253)

Add:
Income from discontinued operations	(5,070)	(1,717)
EBITDAX from discontinued operations	8,297	3,513
Income taxes	(150)	(255)
Interest expense, net	14,135	12,072
Cash settlements of matured interest rate swaps	864	877
Depreciation, depletion and amortization	25,896	26,212
Asset retirement obligations accretion expense	1,201	1,187
(Gain) loss on derivatives, net	(23,610)	22,995
Cash settlements of matured derivative contracts	30,533	(6,158)
Non-cash equity compensation expense	4,952	4,503
Impairment of oil and natural gas properties	58,173	252
Non-cash inventory write down expense	149	54
Dry hole and exploration costs	414	318
Gain on sales of oil and natural gas properties	(537)	(1,484)
Loss on sale of investment in unconsolidated affiliates, contained in Other (expense) income, net	358	-
Adjusted EBITDAX	$53,938	$56,116

Less:
Cash income taxes	-	27
Cash interest expense, net	13,577	11,467
Realized losses on interest rate swaps	864	877
Estimated maintenance capital expenditures (1)	13,415	15,176
Distributable Cash Flow	$26,082	$28,569

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

Summary of New Hedge Positions (since March 2, 2015)

Period	Index	Swap Volume	Swap Price
Propane (Mbbls)
2Q-4Q 2015	Mt Belvieu	357.5	$24.98

Hedge Summary Table (as of May 11, 2015)
		Swap	Swap
Period	Index	Volume	Price
Natural Gas (Mmmbtus)
2Q-4Q 2015	NYMEX	29,837.5	$4.86
2016	NYMEX	18,300.0	$4.07

Crude (Mbbls)
2Q-4Q 2015	WTI	962.5	$90.28
2016	WTI	366.0	$90.14

Propane (Mbbls)
2Q-4Q 2015	Mt Belvieu	357.5	$24.98

Interest Rate Swap Agreements		Notional Amount	Fixed Rate
		(in $ mill)
April 2015 - July 2015		110.0	3.315%

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com